OSF FINANCIAL SERVICES. INC.
2640 FOUNTAINVIEW OR,. #139
HOUSTON, TX 77057




                       EMPLOYMENT AGREEMENT

This Agreement for Employment is made June 1 5~, 2001 by and between OSF Financial Services, Inc. ("Employer") and Winfred
Fields ("Employee").

For good and valuable consideration, receipt of which is hereby acknowledged the Employer shall employ as any Employee subject to the following terms and conditions.

1.   The Employee shall commence employment on January 1, 2001.

2. The Employee shall perform the following duties and responsibilities:

POSITION:  CHIEF FINANCIAL OFFICER

DUTIES & RESPONSIBILITIES

1.    The Chief Financial Officer is responsible for the following:

     A. For the production of Financial Statements for Corporate Accounting;

     B. For the production of financial analysis of Branch and Corporate operations;

     C.    Ensuring compliance with EDGAR Accepted Format for
          Reports (Financial Statements) for Mortgage Companies.

     D. Accountable for accuracy of payroll and time management of all employees, including preparation and issuance of pay checks. Shall prepare and submit to CEO, President and Director of Administration each pay period a Vacation, Sick Leave & Personal Days Report. A copy of this report shall be kept in a secure location within the Finance Department accessible by the CEO and President and Director of Administration only, at all times;

     E. Ensure that all accounting is performed in accordance with GAAP;

     F.    Supervise accounting personnel.

     G. Informing the corporation's CEO, President or superior officer of any violation of company policy, lending guidelines and/or federal and state laws. This must be in writing;

     H.    Provide support for annual external financial audits;

     I. Is responsible for Branch accounting, cash handling and accountability, etc;

     J. Is responsible for the training and continued education of the accounting staff;

     K. Recruit, interview, hire and fire of accounting staff; The Chief Financial Officer must coordinate all hiring, firing, promotion/raises and discipline activities with the Director of Administration. All personnel changes (hiring, firing, promotion/raises and discipline) must be with approval of the CEO and/or President or his designate. The number of Loan Production staff personnel is control by the Administrative Department per corporate budget allocation. The method, type and amount of compensation is control by the Chief Financial Officer as set by the corporate budget approved by the Board of Directors. Salary/compensation treatment must be submitted to the Director of Administration and President with recommendations (negative or positive) Chief Financial Officer and is subject to approval from the CEO and/or President or his designate.

     L. Responsible for and processing of Accounts Payable and Accounts Receivable. Weekly Reports are due to the CEO and President on Friday of each week.

     M. Responsible for and processing of reconciliation of all bank statements monthly, including reconciling of cash position;

     N. Prepare all documentation to open, close and update bank accounts;

     0. Forecast cash flows based on loan closing and other internal date/trends;

     P. Prepare daily cash position by 11:00 a.m. daily, and submit to CEO and in his absence the President;

     Q.    Post and account for all warehouse lending transactions;

     R. Interface with the corporation's suppliers, creditors, and others as necessary; and

     S. Communicate and handle client reimbursement request in accordance with corporate policy;

     T. Prepare all tax forms for filing. Keep accurate records on such filings and payments;

     U.    Serve as backup for Admin/Human Relations; and

     V.    Other duties as may be assigned.

The Chief Financial Officer reports to the CEO of the corporation and in his absence the President.

The Employee shall perform such further and other duties as are required by the Employer.

3. The Employee shall work Monday through Friday from 8 A.M. to 5:30 P.M. and such additional hours as are required by the Employer for the Employee to competently perform the duties of his position. The Employee shall use his best efforts on behalf of the Employer.

4. The Employee shall comply with all stated standards of performance, policies, rules, regulations and manuals, receipt of which by the Employee is hereby acknowledged. The Employee shall also comply with such future Employer policies, rules, regulations, performance standards and manuals as may be published or amended from time to time.

5. The Employee's employment under this Agreement shall commence January 1, 2001, and shall terminate on December 31, 2005, unless terminated prior to such time for cause. Cause is defined as actions or lack thereof that presents actual danger to the corporation or its employees, the value of its stock, or other damage(s) that are deemed detrimental to the good order and discipline of the corporation and benefits of the shareholders.

6. The Employer shall pay to the Employee as compensation for services, and the Employee agrees to accept the sum of $40,000.00 per year payable bi-monthly of $1666.67, and be entitled to the following "fringe benefits": Medical, Dental & Life Insurance, 401(k) Plan, Stock Option Plan, Other Retirement Plan corporation may put into effect.

Bonus - Based on the corporation's annual performance (amount to be determined by the Board) the Chief Financial Officer may be eligible for a bonus.

7. This contract of employment may terminate upon the occurrence of any of the following events: (a) the death of the Employee; (b) the failure of the Employee to perform his duties satisfactorily after notice or warning thereof; (c) for just cause based upon non-performance of duties by Employee; (d) economic reasons of the Employer which may arise during the term of this Agreement and which may be beyond the control of the Employer.

In the event of termination by Employer, Employer agrees to the following without change by the Employer and/or its Board of Directors or its successors:

     A. Employee shall be entitled to cash compensation in the amount of $1,000,000.00 payable at the time of termination;
     B.    Employee shall be entitled to maintain his/her Stock
          Option Plan;
     C. Employee shall be entitled to purchase any company vehicle operated by the Employee for $1.00
If the Employee self-terminates employment for any reason besides health (mental or physical) or mandatory retirement age, the Employee shall forfeit the above guarantee benefits.

8. The Employee shall not, at any times during the period hereof, and for five (5) years from the date of termination of this Agreement, directly or indirectly, within a geographic area of 100 miles, engage in, or become involved in, any competitive or similar business as that of the within Employer.

9. Any dispute under this contract shall be required to be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both arbitrators shall select a third. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect.

10. This Agreement may not be assigned without prior notice by either party, and subject to the mutual consent and approval of any such assignment.

11. This Agreement constitutes the complete understanding between the parties, unless amended by a subsequent written instrument signed by the employer and employee.

Employee                                          Employer
Winfred Fields    Date                            Lloy . Br   Date
Chief Financial Officer                           Chief Executive
Officer